Exhibit 99.1

[West Marine Logo]

CHRISTIANA SMITH SHI JOINS THE BOARD OF DIRECTORS OF WEST MARINE

WATSONVILLE, CA, September 15, 2011 - West Marine, Inc. (Nasdaq: WMAR).  At its meeting held on September 15, 2011, West Marine’s board of directors appointed a new independent director, Christiana Smith Shi, to its board.  Ms. Shi also was appointed to West Marine’s audit committee.

Ms. Shi spent almost 25 years of her career at McKinsey & Company, Inc., a global management consulting firm, in numerous positions, including senior partner.  Then, in October of 2010, she joined NIKE, Inc.’s Global Direct-to-Consumer business as its vice president and chief operating officer, responsible for this division’s global store, real estate, finance, information technology and supply chain operations.

Ms. Shi also currently serves as a board member of the Stanford Parent’s Advisory Board, the Clayman Institute for Gender Studies, and the Orange County United Way Women’s Philanthropy Society.

She holds a B.A. in international relations and economics from Stanford University, and has her M.B.A. from Harvard University.

Randy Repass, Chairman of West Marine, says “We are thrilled to have Christiana join our board.  Her global market expertise, operational experience and e-commerce focus aligns well with West Marine’s strategic vision.  We look forward to the contributions she will make to our board, particularly in our multi-channel initiatives designed to provide an outstanding customer experience.”

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 319 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Contact:  West Marine, Inc.
Geoff Eisenberg, President and Chief Executive Officer
(831) 761-4229